ALLIANCEBERNSTEIN VARIABLE PRODUCTS SERIES FUND, INC.
ALLIANCEBERNSTEIN GROWTH PORTFOLIO

FORMER POLICIES
CURRENT POLICIES

Investment Objective:
Fundamental:
The Portfolio's investment objective is to provide long-term growth of capital. Current income is incidental to the Portfolio's objective. Non-fundamental:
The Portfolio's investment objective is long-term growth of capital.

Fundamental Investment Policies:
The Portfolio will not invest more than 5% of its total assets in securities of any one issuer (other than U.S. Government Securities and repurchase agreements relating thereto), although up to 25% of the Portfolio's total assets may be invested without regard to this restriction.
The Portfolio is diversified.
The Portfolio will not invest 25% or more of its total assets in the securities of any one industry. Obligations of a foreign government and its agencies or instrumentalities constitute a separate "industry" from those of another foreign government.
The Portfolio may not concentrate investments in an industry, as concentration may be defined under the 1940 Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, interpretations of, or exemptive orders under, the 1940 Act or the rules or regulations thereunder published by appropriate regulatory authorities.
The Portfolio will not borrow money in excess of 15% of the value (taken at the lower of cost or current value) of its total assets (not including the amount borrowed) at the time the borrowing is made, and then only from banks as a temporary measure to facilitate the meeting of redemption requests (not for leverage) which might otherwise require the untimely disposition of portfolio investments or pending settlement of securities transactions or for extraordinary or emergency purposes.





Related non-fundamental policies:
Under the 1940 Act, the Portfolio is not permitted to borrow unless immediately after such borrowing there is "asset coverage," as that term is defined and used in the 1940 Act, of at least 300% for all borrowings of the Portfolio. In addition, under the 1940 Act, in the event asset coverage falls below 300%, a Portfolio must within three days reduce the amount of its borrowing to such an extent that the asset coverage of its borrowings is at least 300%.
The Portfolio may not purchase additional securities in excess of 5% of the value of its total assets until all of the Portfolio's outstanding borrowings (as permitted and described above) have been repaid.
The Portfolio will not pledge, mortgage, hypothecate or otherwise encumber an amount of its assets taken at current value in excess of 15% of its total assets (taken at the lower of cost or current value) and then only to secure borrowings permitted by [fundamental borrowing policy].
The Portfolio may not issue any senior security (as that term is defined in the 1940 Act) or borrow money, except to the extent permitted by the 1940 Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, or interpretations of, or exemptive orders under, the 1940 Act or the rules or regulations thereunder published by appropriate regulatory authorities.
For the purposes of this restriction, margin and collateral arrangements, including, for example, with respect to permitted borrowings, options, futures contracts, options on futures contracts and other derivatives such as swaps are not deemed to involve the issuance of a senior security.

Related non-fundamental policies eliminated.
The Portfolio will not issue any senior security (as that term is defined in the 1940 Act), if such issuance is specifically prohibited by the 1940 Act or the rules and regulations promulgated thereunder.
Policy eliminated.  See above.
The Portfolio will not underwrite securities issued by other persons except to the extent that, in connection with the disposition of its portfolio investments, it may be deemed to be an underwriter under certain federal securities laws.
The Portfolio may not act as an underwriter of securities, except that the Portfolio may acquire restricted securities under circumstances in which, if such securities were sold, the Portfolio might be deemed to be an underwriter for purposes of the Securities Act of 1933, as amended.
The Portfolio will not purchase or retain real estate or interests in real estate, although the Portfolio may purchase securities which are secured by real estate and securities of companies which invest in or deal in real estate.
The Portfolio may not purchase or sell real estate except that it may dispose of real estate acquired as a result of the ownership of securities or other instruments. This restriction does not prohibit the Fund from investing in securities or other instruments backed by real estate or in securities of companies engaged in the real estate business.
The Portfolio will not make loans to other persons, except by the purchase of obligations in which the Portfolio may invest consistent with its investment policies and by entering into repurchase agreements, or by lending its portfolio securities representing not more than 25% of its total assets.
The Portfolio may not make loans except through (i) the purchase of debt obligations in accordance with its investment objectives and policies;
(ii) the lending of portfolio securities; (iii) the use of repurchase agreements; or (iv) the making of loans to affiliated funds as permitted under the 1940 Act, the rules and regulations thereunder (as such statutes, rule or regulations may be amended from time to time), or by guidance regarding, and interpretations of, or exemptive orders under, the 1940 Act.
The Portfolio will not purchase and sell futures contracts and related options.




Related non-fundamental policies:
The Portfolio will not purchase commodities or commodity contracts, provided that this shall not prevent the Portfolio from entering into securities index futures contracts, foreign currency futures contracts, forward currency exchange contracts and options (including options on any of the foregoing) to the extent such action is consistent with the Portfolio's investment objective and policies.
The Portfolio will not enter into a futures contract if, immediately thereafter, the value of securities and other obligations underlying such futures contracts would exceed 50% of the Portfolio's total assets.
The Portfolio may not purchase or sell commodities regulated by the Commodity Futures Trading Commission under the Commodity Exchange Act or commodities contracts except for futures contracts and options on futures contracts.

Related non-fundamental policies eliminated.

Non-fundamental Investment Policies:
The Portfolio may invest up to 25% of its total assets in lower-rated, fixed-income securities and convertible bonds.
Policy eliminated.
The Portfolio may invest without limit in foreign securities but will generally not invest more than 20% of its assets in such securities.
The Portfolio may invest without limit in foreign securities.
The Portfolio may make loans of portfolio securities up to 25% of its total assets.
The Portfolio may lend portfolio securities to the extent permitted under the 1940 Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, interpretations of, or exemptive orders under, the 1940 Act.
The Portfolio may invest up to 15% of its total assets in illiquid securities. The Portfolio will limit its investment in illiquid securities to no more than 15% of net assets or such other amount permitted by guidance regarding the 1940 Act.
The Portfolio may enter into repurchase agreements for up to 25% of its total assets.
The Portfolio may enter into repurchase agreements.
The Portfolio will not purchase securities on margin, except that the Portfolio may obtain such short-term credits as may be necessary for the clearance of purchases and sales of securities, and except that the Portfolio may make margin payments in connection with futures contracts, options on futures contracts, options, forward currency exchange contracts or options on foreign currencies.
The Portfolio may not purchase securities on margin, except (i) as otherwise provided under rules adopted by the SEC under the 1940 Act or by guidance regarding the 1940 Act, or interpretations thereof, and (ii) that the Portfolio may obtain such short-term credits as are necessary for the clearance of portfolio transactions, and the Portfolio may make margin payments in connection with futures contracts, options, forward contracts, swaps, caps, floors, collars and other financial instruments.
The Portfolio will not make short sales of securities or maintain a short position for the account of the Portfolio unless at all times when a short position is open it owns an equal amount of such securities or unless by virtue of its ownership of other securities it has at all such times a right to obtain securities (without payment of further consideration) equivalent in kind and amount to the securities sold, provided that if such right is conditional the sale is made upon equivalent conditions and further provided that the Portfolio will not make such short sales with respect to securities having a value in excess of 5% of its total assets.
Policy eliminated.
The Portfolio will not write, purchase or sell any put or call option or any combination thereof, provided that this shall not prevent the Portfolio from writing, purchasing and selling puts, calls or combinations thereof with respect to securities, indexes of securities or foreign currencies, and with respect to futures contracts.
Policy eliminated.
The Portfolio will not purchase voting securities of any issuer if the purchase, at the time thereof, would cause more than 10% of the outstanding voting securities of such issuer to be held by the Portfolio; or purchase securities of any issuer if such purchase at the time thereof would cause more than 10% of any class of securities of such issuer to be held by the Portfolio.
Policy eliminated.
The Portfolio will not invest in securities of any issuer if, to the knowledge of the Fund, officers and Directors of such Fund and officers and directors of the Adviser who beneficially own more than 0.5% of the shares of securities of that issuer together own more than 5%.
Policy eliminated.
The Portfolio will not purchase securities issued by any other registered investment company or investment trust except that (A) by purchase in the open market where no commission or profit to a sponsor or dealer results from such purchase other than the customary brokers commission, or (B) where no commission or profit to a sponsor or dealer results from such purchase, or
(C) when such purchase, though not made in the open market, is part of a plan of merger of consolidation provided, however, that the Portfolio will not purchase such securities if such purchase at the time thereof would cause more than 5% of its total assets (taken at market value) to be invested in the securities of such issuers; and, provided further, that the Portfolio's purchases of securities issued by an open-end investment company will be consistent with the provisions of the 1940 Act.

Related non-fundamental policy:
Under the 1940 Act, the Portfolio may invest not more than 10% of its total assets in securities of other investment companies. In addition, under the 1940 Act each Portfolio may not own more than 3% of the total outstanding voting stock of any investment company and not more than 5% of the value of each Portfolio's total assets may be invested in the securities of any investment company.
The Portfolio may invest in the securities of other investment companies, including exchange-traded funds, to the extent permitted under the 1940 Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, interpretations of, or exemptive orders under, the 1940 Act or the rules or regulations thereunder published by appropriate regulatory authorities.










Related non-fundamental policy eliminated.
The Portfolio will not make investments for the purpose of exercising control or management.
Policy eliminated.
The Portfolio will not participate on a joint or joint and several basis in any trading account in securities.
Policy eliminated.
The Portfolio will not invest in interests in oil, gas, or other mineral exploration or development programs, although the Portfolio may purchase securities which are secured by such interests and may purchase securities of issuers which invest in or deal in oil, gas or other mineral exploration or development programs.
Policy eliminated.
The Portfolio will not purchase warrants, if, as a result, the Portfolio would have more than 5% of its total assets invested in warrants or more than 2% of its total assets invested in warrants that are not listed on the Exchange or the American Stock Exchange.
Policy eliminated.
The Portfolio will limit its investments in standby commitments so that the aggregate purchase price of the securities subject to the commitments does not exceed 20% of its assets.
Policy eliminated.

SK 00250 0073 695678















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